Exhibit 10.21
WESTERN REFINING LONG-TERM INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
     This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of the ___day of ___, 20___(“Grant Date”), between Western Refining, Inc., a Delaware corporation (the “Company”), and ___(“Participant”). (All capitalized terms used but not defined herein shall have the meanings set forth therefore in the Plan.)
1.	Grant of Option. To carry out the purposes of the Western Refining Long-Term Incentive Plan (the “Plan”), by affording Participant the opportunity to purchase shares of common stock, $0.01 par value per share of the Company (“Common Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company hereby irrevocably grants to Participant the right and option (“Option”) to purchase all or any part of an aggregate of ___(___) shares of Common Stock, effective as of the Grant Date on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. The Plan and this Option shall be administered by the Committee. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Purchase Price and Term. The purchase price of Common Stock purchased pursuant to the exercise of this Option shall be $______ per share. Unless sooner terminated as provided herein, this Option shall expire if not exercised within ten (10) years from the Grant Date.

3.	Exercise of Option. This Option shall be exercisable in the manner described below for one-third (1/3) of the aggregate number of shares offered by this Option on and after each of the first, second and third anniversaries of the Grant Date; provided, however, that this Option may be exercised only prior to its expiration date and, except as otherwise provided below, only while Participant remains an Employee of the Company. This Option will terminate and cease to be exercisable upon Participant’s termination of employment or separation from service with the Company, except that:
(a)	if Participant’s employment with the Company terminates by reason of Disability, all Options shall become immediately exercisable and Participant may exercise this Option in full at any time during the period of one year following the date of such termination;

(b)	if Participant dies while in the service of the Company or within the one-year period following the date of Participant’s separation by reason of Disability, all Options shall become immediately exercisable and Participant’s estate, or the person who acquires this Option by bequest or inheritance or by reason of the death of Participant, may exercise this Option in full at any time during the period of one year following the date of Participant’s death; or

(c)	unless the Participant’s Employment or service is terminated for “Cause” (as hereinafter defined), Participant may exercise any Options which were exercisable immediately prior to Participant’s termination of Employment at any time during the period of six (6) months following the date of such termination. Any Options not exercisable immediately prior to Participant’s termination of Employment shall be immediately terminated. “Cause” means (i) engaging in gross negligence, gross incompetence or willful misconduct in the performance of duties; (ii) refusing, without proper reason, to perform duties; (iii) willfully engaging in conduct which is materially injurious to the Company or its Affiliates (monetarily or otherwise); (iv) committing an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or its Affiliates (including the unauthorized disclosure of confidential or proprietary material information); or (v) being convicted of, pleading guilty to, or pleading no contest to, a crime involving fraud, dishonesty or moral turpitude.
Notwithstanding the foregoing, the Committee shall have the discretion to provide that the Options may be exercised prior to the dates set forth above and for the continuation of any Options for any period following termination of employment, but not to exceed the term of the Option, upon such terms and conditions as may be determined by the Committee in its sole discretion.
4.	Manner of Exercise. In order to exercise this Option, the Participant shall deliver to the Chief Financial Officer or other designated officer of the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Option shall be either in cash or by check payable and acceptable to the Company; provided, however, with the consent of the Committee, which consent may be granted or withheld in the Committee’s sole discretion and subject to any instructions or conditions as the Committee may impose, payment of the exercise price and/or withholding may be made by (x) tendering to the Company shares of Common Stock having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and the amount required to be withheld, or (y) the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of Participant, provided that Participant has irrevocably instructed such broker to remit directly to the Company on Participant’s behalf from the proceeds of such sale the full amount of the exercise price, plus all required withholding taxes. In the event that Participant, with the consent of the Committee, elects to make payment as allowed under clause (x) above, the Committee may, upon confirming that Participant owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option, less the number of shares being tendered upon the exercise, and return to Participant (or not require surrender of) the certificate for the shares being tendered upon the exercise.

5.	Status of Common Stock. The Company intends to register for issuance under the Securities Act of 1933, as amended (the “Act”), the shares of Common Stock acquirable upon exercise of this Option and to keep such registration effective throughout the period that this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Common Stock acquirable upon exercise of the Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its reasonable efforts to ensure that no such delay will occur. In the event that exemption from registration under the Act is available upon an exercise of this Option, Participant (or the person permitted to exercise this Option in the event of Participant’s incapacity or death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require assuring compliance with applicable securities laws. The Company shall incur no liability to Participant for failure to register the Common Stock or maintain the registration.

Participant agrees that the shares of Common Stock, which Participant may acquire by exercising this Option, will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal or state. Participant also agrees (i) that the certificates representing the shares of Common Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Common Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Common Stock purchased under this Option.

6.	Service Relationship. For purposes of this Agreement, Participant shall be considered to be in the service of the Company as long as Participant remains an Employee, Consultant or Non-Employee Director of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a separation from service, and the cause of such separation, shall be determined by the Committee in its sole discretion, and its determination shall be final.

7.	Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option results in compensation income to Participant for federal or state income tax purposes, Participant shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and if Participant fails to do so, the Company is authorized to withhold from any cash or Common Stock remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any withholding requirement out of any cash or shares of Common Stock distributable to Participant upon such exercise.

8.	Reorganization of the Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.

9.	Recapitalization Events. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, and the exercise price of the Option shall be adjusted as deemed necessary or appropriate in the sole discretion of the Committee to prevent enlargement or dilution of Participant’s rights under this Agreement.

10.	Transfer of Option. Except as provided herein or in the Plan, all rights granted hereunder shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant or, in the case of the Participant’s death or incapacity, by the Participant’s guardian or legal representative. No transfer of this Option shall be effective unless the Committee receives prior written notice of the terms and conditions of any intended transfer, determines that the transfer complies with the requirements imposed hereunder with respect to Option transfers and approves the transfer. Any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of this Option that does not satisfy the requirements set forth hereunder shall be void and unenforceable against the Company.

11.	Severability. In the event that any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

12.	Certain Restrictions. By executing this Agreement, Participant acknowledges that Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with this Agreement, the securities laws or any other applicable laws, rules or regulations, or the terms of the Plan.

13.	Amendment and Termination. Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Company without the written consent of the Participant.

14.	No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

15.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

16.	Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to any principles of conflicts of law. The courts in Dallas County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all as of the day and year first above written.
WESTERN REFINING, INC.

By:	Date:

PARTICIPANT:

Date:

Address:

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